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                                                                     Exhibit 5

                               PALMER & DODGE LLP
               111 Huntington Avenue, Boston, Massachusetts 02199

Telephone: (617) 239-0100                             Facsimile: (617) 227-4420

                                  June 11, 2002

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139


         We are rendering this opinion in connection with the registration statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 300,000 shares of Genzyme General Division common stock, $0.01 par value per share, 400,000 shares of Genzyme Biosurgery Division common stock, $0.01 par value per share, and 150,000 shares of Genzyme Molecular Oncology Division common stock, $0.01 par value per share (collectively, the "Shares"), offered pursuant to the provisions of the Company's 1999 Employee Stock Purchase Plan (the "Plan").

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Palmer & Dodge LLP

                                                     Palmer & Dodge LLP